Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG THIRD QUARTER EPS INCREASED 38% ON 20% REVENUE GROWTH

REVENUE EXCEEDED GUIDANCE WITH EPS AT THE TOP OF GUIDANCE

•	OPERATING MARGIN EXPANDED 80 BASIS POINTS FROM 2010 THIRD QUARTER TO 4.5%

•	HEALTHCARE REVENUE INCREASED 32% AND WAS 30% OF TOTAL THIRD QUARTER REVENUE

•	ELECTRONIC MEDICAL RECORDS (EMR) REVENUE INCREASED 23% TO 48% OF HEALTHCARE REVENUE AND 14% OF TOTAL THIRD QUARTER REVENUE

•	SOLUTIONS REVENUE INCREASED TO 38% OF TOTAL REVENUE FROM 34% IN 2010 THIRD QUARTER

•	FULL-YEAR 2011 GUIDANCE INCREASED INDICATING 19% REVENUE GROWTH AND 37% EPS INCREASE AT MIDPOINT OF RANGES

BUFFALO, N.Y. — October 24, 2011 — CTG (NASDAQ: CTGX), an information technology (IT) solutions and services company, announced its financial results for the 2011 third quarter which ended on September 30, 2011. New larger healthcare solutions projects, higher demand for external IT resources, and the operating leverage from higher revenue were the primary contributors to CTG’s significant growth in revenue, margins, and earnings in the third quarter and first three quarters of 2011.

2011 Third Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2011 third quarter as compared with the 2010 third quarter are as follows (dollar amounts in thousands except per share data):

	Sept. 30, 2011	Oct. 1, 2010	$ Change	% Change

Revenue	$101,119	$84,463	$16,656	20%

Operating income	$4,576	$3,117	$1,459	47%

Net income	$2,991	$2,027	$964	48%

Diluted net income per share	$0.18	$0.13	$0.05	38%

The Company’s operating margin expanded by 80 basis points to 4.5% from 3.7% in the 2010 third quarter.

“We are pleased to report excellent third quarter results with revenue exceeding guidance and earnings per share at the top of guidance, a noteworthy achievement in a slowing economy,” said CTG Chairman and Chief Executive Officer James R. Boldt. “Demand in our higher margin healthcare business remained very strong with healthcare revenue up 32% in the third quarter increasing to 30% of total revenue, its highest level ever. As we expected, growth rates in our lower margin managed staffing services business are subsiding in the second half of the year as compared to the 15% growth experienced in the first half of 2011. Our percentage of solutions business, which is more profitable than our staffing business, increased to 38% of total revenue in the third quarter.”

Mr. Boldt continued, “Electronic medical records (EMR) work was again the primary driver of the growth in our healthcare business in the quarter with EMR revenue up 23% over the 2010 third quarter. At the end of the quarter the number of EMR projects remained unchanged at 17 from the second quarter of 2011. However, new EMR projects are much larger in scope and revenue than those completed. We are also seeing more revenue from other types of healthcare solutions projects, including transitional application management.”

Solutions revenue in the 2011 third quarter increased by $10.4 million or 36% to $38.8 million, representing 38% of total revenue compared with 34% in the 2010 third quarter. Staffing revenue increased by $6.3 million or 11% to $62.3 million, or 62% of total revenue, compared with 66% in the 2010 third quarter. European revenue was $16.0 million, or 16% of total revenue, in the 2011 third quarter, a $2.2 million increase from $13.8 million, or 16% of total revenue, in the 2010 third quarter. Foreign currency exchange fluctuations had a $1.3 million favorable effect on revenue in the quarter compared with the 2010 third quarter. There were 63 billing days in the third quarters of 2011 and 2010.

Selling, general, and administrative (SG&A) expenses were $16.4 million or 16.2% of revenue, compared with $14.2 million or 16.8% of revenue in the 2010 third quarter. The decline in SG&A as a percent of revenue reflects the operating leverage from revenue growth and cost controls.

Cash provided from operations was $2.8 million in the 2011 third quarter, compared with cash provided from operations of $0.9 million in the 2010 third quarter. At September 30, 2011, the Company had $12.6 million in cash compared with $9.8 million at the end of the 2010 third quarter. The Company had no outstanding debt at the end of the 2011 and 2010 third quarters. CTG finances its working capital needs through a $35 million revolving credit agreement that is in place through April 2014.

During the 2011 third quarter, the Company’s current National Technical Services (NTS) agreement with IBM was extended from September 28 to December 31, 2011, following a prior three-month extension as IBM, in the normal course of its business, periodically reviews the NTS contract it has with its vendors. IBM has informed CTG that it has been selected to continue as a supplier under the NTS agreement for the next three years. CTG expects the NTS agreement to be executed during the 2011 fourth quarter, and that the Company will continue to derive a significant portion of its revenue from IBM throughout the remainder of 2011 and in future years.

2011 Year-to-date Review

Results for the first three quarters of the year reflect the same trends seen in the third quarter.

Revenue, operating income, net income, and diluted net income per share for the first three quarters of 2011 as compared with the first three quarters of 2010 are as follows (dollar amounts in thousands except per share data):

	Sept. 30, 2011	Oct. 1, 2010	$ Change	% Change

Revenue	$295,355	$244,094	$51,261	21%

Operating income	$13,852	$9,695	$4,157	43%

Net income	$8,649	$5,718	$2,931	51%

Diluted net income per share	$0.52	$0.36	$0.16	44%

The Company’s operating margin increased by 70 basis points to 4.7% in the first three quarters of 2011 from 4.0% in the same period in 2010. During the first three quarters of 2011, CTG’s solutions business increased 34% to $107.4 million, or 36% of total revenue, and its staffing business grew 15% to $188.0 million, or 64% of total revenue. European revenue increased 13% to $50.5 million in the first three quarters of 2011 and represented 17% of total revenue. On a year-to-date basis, headcount increased 300, or 9%, to 3,700 since year-end 2010.

Selling, general, and administrative expenses for the first three quarters of 2011 were $47.6 million, or 16.1% of revenue, compared with $42.4 million, or 17.4% of revenue, in the same 2010 period.

Stock Repurchase Program

CTG repurchased 187,000 of its shares in the 2011 third quarter at an average price of $11.33 per share. In October 2011, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On October 24, 2011, approximately 0.9 million shares were available under its current repurchase authorizations.

2011 Revenue and Earnings Guidance

The Company is providing guidance for the 2011 fourth quarter. CTG expects its 2011 fourth quarter revenue to range from $100 million to $102 million, a 16% increase from 2010 at the midpoint of this range. The Company projects 2011 fourth quarter net income per diluted share of $0.18 to $0.20, a 19% increase from 2010 at the midpoint of this range. There are 63 billing days in the 2011 fourth quarter compared with 62 days in the 2010 fourth quarter.

Based on year-to-date results and trends in its business, the Company tightened the ranges of revenue and earnings guidance for the full year with the midpoint of guidance for both revenue and earnings increased. Guidance for 2011 revenue was moved higher to $395 million to $397 million from $390 million to $396 million, a 19% increase from 2010 at the midpoint of the range. Guidance for 2011 net income per diluted share was tightened to $0.70 to $0.72 from $0.67 to $0.73, a 37% increase from 2010 at the midpoint of the range. A tax rate of approximately 37% is projected for 2011.

Mr. Boldt commented, “CTG is firmly on track for another year of robust double-digit revenue and earnings growth. We look for the fourth quarter to be our most profitable of the year as our new larger EMR projects ramp up and as we continue to market our new data analytics solutions. While EMR projects will be a major contributor to revenue for several years, we expect work supporting the conversion from ICD-9 to ICD-10, the new U.S. standard for diagnostic codes and healthcare billing codes, to become a significant revenue growth opportunity for the next two years as providers and payers must make the switch to ICD-10 by the federally mandated deadline of October 1, 2013. We are currently in discussions about ICD-10 conversion support with several clients where CTG has also successfully performed EMR work.”

Mr. Boldt concluded, “The significant growth in CTG’s margins and earnings over the last five years underscores the benefit of growing our healthcare business. Looking ahead, healthcare clearly remains the best place to be focusing CTG’s growth efforts and investments on. At 17% of the current U.S. GDP and growing, healthcare is a significant part of the economy that is also far less vulnerable than most other domestic industries to economic downturns. Additionally, healthcare reform and the new federal mandates covering the healthcare industry are all requiring significant technology expenditures and investments. As an established and respected leader in healthcare IT with significant implementation experience and expertise, along with proprietary medical informatics solutions that support lower costs and better patient outcomes, CTG is in a very strong position to continue capitalizing on the growth in demand for healthcare IT support.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 3,700 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2010 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, October 25, 2011 at 10:00 a.m. Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0009 between 9:45 a.m. and 9:50 a.m. and ask for the CTG conference call. A replay of the call will be available between 12:00 p.m. Eastern Time October 25, 2011 and 11:00 p.m. Eastern Time October 28, 2011 by dialing 1-800-475-6701 and entering the conference ID number 175415.

A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 30, 2011	Oct. 1, 2010	Sept. 30, 2011	Oct. 1, 2010
Revenue	$101,119	$84,463	$295,355	$244,094
Direct costs	80,152	67,189	233,858	192,020
Selling, general and administrative expenses	16,391	14,157	47,645	42,379

Operating income	4,576	3,117	13,852	9,695
Other income (expense), net	50	(41)	(35)	(159)

Income before income taxes	4,626	3,076	13,817	9,536
Provision for income taxes	1,635	1,049	5,168	3,818

Net income	$2,991	$2,027	$8,649	$5,718

Net income per share:
Basic	$0.20	$0.14	$0.58	$0.39

Diluted	$0.18	$0.13	$0.52	$0.36

Weighted average shares outstanding:
Basic	15,072	14,666	14,963	14,705
Diluted	16,723	15,904	16,747	16,002

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Sept. 30, 2011	Oct. 1, 2010		Sept. 30, 2011	Oct. 1, 2010
Current Assets:			Current Liabilities:
Cash and cash equivalents	$12,641	$9,814	Accounts payable	$7,968	$7,718
Accounts receivable, net	68,254	56,960	Accrued compensation	29,827	26,720
Other current assets	3,382	3,748	Other current liabilities	5,078	5,611

Total Current Assets	84,277	70,522	Total Current Liabilities	42,873	40,049
Property and equipment, net	8,367	8,457	Long-term debt	—	—
Goodwill	35,678	35,678	Other liabilities	9,801	9,432
Other assets	11,630	11,002	Shareholders’ equity	87,278	76,178

Total Assets	$139,952	$125,659	Total Liabilities and Shareholders’ Equity	$139,952	$125,659

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.